EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-115490 on Form S-4 of our report dated March 27, 2007, relating to the consolidated financial statements and financial statement schedule of WII Components, Inc. appearing in this Annual Report on Form 10-K of WII Components, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Minneapolis, MN
March 27, 2007